Exhibit 99.1

ACCELRYS ANNOUNCES THIRD QUARTER FISCAL 2007 FINANCIAL RESULTS

Major Product Releases Highlight Successful Quarter

San Diego, February 1, 2007 — Accelrys, Inc. (NASDAQ: ACCL) today reported financial results for the quarter ended December 31, 2006.

“Our financial performance continued to improve in the third quarter of our fiscal year as we reported net income on a non-GAAP basis and continued to grow our year-over-year cash and investments balances,” said Mark J. Emkjer, Accelrys President and Chief Executive Officer.  “In the third quarter, we also achieved a significant milestone in our efforts to modernize and integrate our portfolio with the release of Discovery Studio® 1.7 and Materials Studio™ 4.1.  With these releases, our modernization and integration efforts are substantially complete, allowing us to focus the majority of our product development efforts on driving innovation and scientific business intelligence.  I believe these releases, along with the latest release of Pipeline Pilot™, will considerably improve our competitive position in the marketplace.”

Revenue for the quarter ended December 31, 2006 increased 1% to $20.7 million from $20.4 million for the quarter ended December 31, 2005. Revenue in the current quarter was favorably impacted by continued growth in the Company’s scientific operating platform product line, offset by reduced sales of certain legacy products that were deemphasized in connection with the restructuring and product line adjustments that have occurred over the past two fiscal years.

Non-GAAP total operating costs and expenses, excluding stock compensation, restatement and restructuring costs, were $20.9 million for the quarter ended December 31, 2006, a 1% reduction from non-GAAP total operating costs and expenses of $21.2 million for the quarter ended December 31, 2005.  On a GAAP basis, total operating costs and expenses for the quarter ended December 31, 2006 were $22.2 million compared to $21.6 million for the quarter ended December 31, 2005, an increase of 3%.

Non-GAAP net income, also excluding stock compensation, restatement and restructuring costs, was $0.2 million, or $0.01 per diluted share, for the quarter ended December 31, 2006, an increase from non-GAAP net loss of $0.1 million, or breakeven on a per share basis, for the quarter ended December 31, 2005.  On a GAAP basis, the Company reported GAAP net loss of $1.1 million, or $0.04 per diluted share, for the quarter ended December 31, 2006, compared to a net loss of $0.6 million, or $0.02 per diluted share, for the quarter ended December 31, 2005.

At December 31, 2006, the Company had total cash, cash equivalents, restricted cash and marketable securities of $60.0 million, an increase of 20% from December 31, 2005.  The Company also had $55.5 million in deferred revenue at December 31, 2006, a 10% decrease from December 31, 2005.  The decrease in deferred revenue primarily results from a large, prepaid multi-year order received in December 2005.

Recent Business and Product Development Highlights:

•                  As a result of the substantial completion of its product modernization and integration efforts, the Company will be closing its research and development facility in Bangalore, India. In connection with the closure and the related reduction in force of approximately 60 employees, the Company recorded a severance charge of $0.2 million in the quarter ended December 31, 2006, and expects to incur an additional restructuring charge of approximately $0.5 to $0.7 million in the fourth quarter of fiscal year 2007.

•                  Release of SciTegic Pipeline Pilot™ 6.0, our scientific operating platform, which features major new functionality in the areas of image analysis and bioinformatics, enterprise enhancements that make it easier to define and deploy scientific protocols to a broader audience and the introduction of new capabilities that significantly increases the usability of advanced functions.

•                  Release of Materials Studio® 4.1 which includes additional flexibility for deploying key modeling functionality, new scripting capabilities that allow for automation and extensibility, and expanded simulation capabilities.

•                  Release of Discovery Studio® 1.7 which includes new and enhanced life science modeling and simulation functionality, in a modernized, easy to use interface which leverages our scientific operating platform to enable simplification of complex workflows.

Non-GAAP Financial Measures:

This press release includes non-GAAP measures of total operating costs and expenses, net income (loss), and net income (loss) per share, adjusted to exclude the effect of certain costs related to the completion of the Company’s restatement, restructuring charges (recoveries) and stock-based compensation.  The Company believes these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company’s on-going operating performance.  Further, the Company’s management and Board of Directors utilize these measures, in addition to GAAP measures, when evaluating and comparing the Company’s operating performance against internal financial forecasts and budgets.  These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  In addition, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.  The following table contains a reconciliation of these measures to the most directly comparable GAAP financial measures (unaudited, amounts in thousands):

	Three Months Ended December 31,		Nine Months Ended December 31,
	2006	2005	2006	2005

GAAP Total operating costs and expenses	$22,168	$21,600	$62,122	$64,903
Restatement-related costs	—	231	493	231
Stock compensation expense	1,004	208	3,344	642
Restructuring charges (recoveries)	252	—	247	(4)
Non-GAAP Total operating costs and expenses	$20,912	$21,161	$58,038	$64,034

GAAP Net loss	$(1,081)	$(567)	$(475)	$(1,312)
Restatement-related costs	—	231	493	231
Stock compensation expense	1,004	208	3,344	642
Restructuring charges (recoveries)	252	—	247	(4)
Non-GAAP Net income (loss)	$175	$(128)	$3,609	$(443)

GAAP Basic and diluted net loss per share	$(0.04)	$(0.02)	$(0.02)	$(0.05)
Restatement-related costs	—	0.01	0.02	0.01
Stock compensation expense	0.04	0.01	0.13	0.02
Restructuring expense (recoveries)	0.01	—	0.01	(0.00)
Non-GAAP Basic and diluted net income (loss) per share	$0.01	$(0.00)	$0.14	$(0.02)

Conference Call Details

At 5:00 p.m. ET today, Accelrys will conduct a conference call to discuss its financial results. To participate, please dial 1-866-831-6243 (+1 617-213-8855 outside the United States) and enter the access code, 11083271, approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accelrys website at www.accelrys.com.

A replay of the conference call will be available online at www.accelrys.com and via telephone by dialing 1-888-286-8010 (+1 617-801-6888 outside the United States) and entering access code, 37598796, beginning 7:00 p.m. ET on February 1, 2007 through 5:00 p.m. ET on May 1, 2007.

About Accelrys

Accelrys provides scientific innovation and technology leadership in delivering software and service solutions that span the continuum of discovery and development research.  A unique combination of expertise in life and materials science, informatics, and scientific operating platform technology lets Accelrys serve a diverse range of clients, including some of the world’s leading pharmaceutical, biotechnology, chemical and nanotechnology research organizations.  Accelrys is headquartered in San Diego, California. For more information about Accelrys, visit its website at http://www.accelrys.com/.

Forward-Looking Statements

Statements contained in this press release relating to the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. Such forward looking statements, including but not limited to statements relating to the completion of the Company’s product modernization and integration efforts, the long-term growth of the Company, and the estimated completion date and restructuring costs associated with the closure of its research and development facility in Bangalore, India, and improvement of the Company’s competitive position, are subject to a number of risks and uncertainties, including risks that the Company will be unable to complete its product modernization and integration efforts as planned, that the Company’s competitive position will not improve and/or that such growth will not occur due to lack of demand for or market acceptance of the Company’s products, that the Company will not complete its closure of its facilities in the fourth quarter, and that the amount and nature of costs resulting therefrom will differ from its current expectations, as well as the risks and uncertainties  that are contained from time to time in the Company’s SEC filings, including but not limited to the Company’s Annual Report on Form 10-K for the year ended March 31, 2006, quarterly reports on Form 10-Q and current reports on Form 8-K.  The Company’s actual results could differ materially from those projected in such forward-looking statements due to these risks and uncertainties, and the Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:
Accelrys, Inc.
Rick Russo
858-799-5200

ACCELRYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2006	2005	2006	2005

Revenue	$20,684	$20,433	$61,066	$62,572
Operating costs and expenses:
Cost of revenue	4,526	4,361	12,248	12,669
Product development	4,697	4,952	14,739	16,374
Sales and marketing	8,616	8,675	21,720	24,560
General and administrative	4,077	3,612	13,168	11,304
Restructuring charges (recoveries)	252	—	247	(4)
Total operating costs and expenses	22,168	21,600	62,122	64,903
Operating loss	(1,484)	(1,167)	(1,056)	(2,331)
Interest and other income, net	601	530	1,444	1,630
Income (loss) before taxes	(883)	(637)	388	(701)
Income tax expense (benefit)	198	(70)	863	611
Net loss	$(1,081)	$(567)	$(475)	$(1,312)

Basic and diluted net loss per share	$(0.04)	$(0.02)	$(0.02)	$(0.05)
Weighted average shares used to compute basic and diluted net loss per share	26,387	26,143	26,297	26,090

ACCELRYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	March 31,	December 31,
	2006	2006	2005
Assets
Cash, cash equivalents, restricted cash and marketable securities	$59,969	$66,022	$50,079
Trade receivables, net	27,418	17,289	37,434
Other assets, net	61,255	63,444	64,181
Total assets	$148,642	$146,755	$151,694

Liabilities and stockholders’ equity
Current liabilities, excluding deferred revenue	16,461	16,560	15,850
Total deferred revenue	55,474	61,269	61,765
Noncurrent liabilities, excluding deferred revenue	8,030	5,718	4,883
Total stockholders’ equity	68,677	63,208	69,196
Total liabilities and stockholders’ equity	$148,642	$146,755	$151,694